Exhibit No. 10.5.7

2015 GRANT

PDC Energy, Inc.
Amended and Restated 2010 Long-Term Equity Compensation Plan

Key Employee Restricted Stock Unit Agreement

January __, 2015
Key Employee Name
Address 1
Address 2

Dear _______:
We are pleased to inform you that PDC Energy, Inc. (the “Company”) made the following award of restricted stock units to you (the “Restricted Stock Units”) pursuant to the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan (the “Plan”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Restricted Stock Unit Award

Grant Date	[GRANT DATE]
Number of Restricted Stock Units	__________.
Vesting Schedule
Except as set forth below, the Restricted Stock Units will vest in accordance with the following schedule, provided you remain in the continuous employment of the Company or its Subsidiaries from the Grant Date to the applicable “Scheduled Vesting Date” set forth below:

	Number of RSUs Vested	Scheduled Vesting Date

The Administrator shall determine in its discretion whether and when your continuous employment with the Company or its Affiliates has ended (including as a result of any leave of absence).

Special Vesting Events	Certain Terminations of Continuous Employment

In the event of the termination of your continuous employment due to death or Disability, or pursuant to a Committee-approved retirement in accordance with any then-existing retirement policy adopted by the Committee under the Plan, any non-vested Restricted Stock Units will vest as of your date of termination. You will also receive any accelerated vesting to which you may be entitled under any other applicable agreement you have with the Company or its Affiliates or in any Company sponsored severance plan in which you are a participant.

Change in Control

In the event of a “Change in Control” (as defined in the Plan) while you are in the continuous employment of the Company or its Affiliates, any non-vested Restricted Stock Units will vest in full.
Payment
The Company shall issue to you one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur upon the first of: (i) the Scheduled Vesting Date of such Restricted Stock Units, (ii) your “Separation from Service” (as defined in the Plan), or (ii) a Change in Control (the “Applicable Payment Event”). Notwithstanding the foregoing, if and only if (i) the Restricted Stock Units provided hereunder are non-qualified deferred compensation subject to Code Section 409A, (ii) you are a “specified employee” as defined for purposes of Code Section 409A, and (iii) distribution would otherwise be made on the date of the your Separation from Service, then distribution shall be delayed until the sooner of (x) the date that is 6 months and one day following the date of such Separation from Service, (y) your death, or (z) such sooner date as may be permitted under Code Section 409A.

Dividend Equivalent Right
Restricted Stock Units shall have related dividend equivalent rights, which shall entitle you to receive an additional amount in cash in respect of your vested Restricted Stock Units equal to the value of all dividends and distributions made between the Grant Date and the payment date with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units paid on such date (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid at the same time as the vested Restricted Stock Units to which they relate. In the event the related Restricted Stock Units are forfeited, the accumulated Dividends Equivalent Amounts will also be forfeited.

Stockholder Rights	You have no stockholder rights with respect to the Restricted Stock Units.
Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Grant Terms and Conditions and the Plan.
By your online acceptance, you and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this Key Employee Restricted Stock Unit Agreement (including this Notice of Restricted Stock Unit Award and the accompanying Restricted Stock Unit Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Grant Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Company’s Compensation Committee (the “Committee”) upon any questions relating to the Plan and the Grant Documents.

PDC ENERGY, INC.
John DeLawder, V.P. Human Resources and Administration
If you have any questions concerning the Grant Documents please contact the General Counsel’s Office